                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): August 9, 2002




                           Champion Enterprises, Inc.
               --------------------------------------------------
               (Exact name of Registrant as Specified in Charter)



                                    Michigan
               --------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



          1-9751                                         38-2743168
 ------------------------                      ---------------------------------
 (Commission File Number)                      (IRS Employer Identification No.)


          2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
          -------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)





Registrant's telephone number, including area code: 248/340-9090

ITEM 5. OTHER EVENTS.

         In April 2002, the Company arranged a $150 million warehouse facility for a consolidated third party special purpose entity to support the financing operations of the Company's financial subsidiary. The warehouse facility has a term of one year and contains covenants that, among other things, require maintenance by the Company of minimum interest coverage ratios and tangible net worth and certain minimum unsecured debt ratings from two of the national ratings agencies.

         As of August 9, 2002, the consolidated third party special purpose entity entered into a fourth amendment to the warehouse facility to modify various consumer loan quality and concentration parameters as well as other terms in order to obtain the desired ratings of the facility from both Moody's Investors Service and Standard & Poor's.

         As of September 9, 2002, the consolidated third party special purpose entity entered into a fifth amendment to the warehouse facility. This amendment, among other things, waives an event of default pertaining to the Company's adjusted consolidated tangible net worth covenant up to September 30, 2002; waives the ratings trigger consequences from the Company being placed on negative credit watch by Moody's; and reduces the loan selling price range on the facility from 83% to 85% down to 76% to 78%. As a result, for every $10 million of loans sold into the warehouse facility, initial proceeds will be $700,000 less than before the loan selling price range reduction.

         In September 2002, Moody's placed a negative outlook on the Company's senior implied credit rating and the ratings on the Company's senior notes due 2007 and senior notes due 2009. A negative rating action by either Moody's or Standard & Poor's could cause a default under the warehouse facility. A negative ratings action also could affect the Company's ability to obtain or maintain various forms of business credit, including but not limited to letters of credit, surety bonds, trade payables and floor plan financing, or could result in the Company having to place additional collateral related thereto.

         The Company has a $15 million floor plan financing facility that contains a covenant requiring the Company to maintain minimum earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined. The Company expects not to be in compliance with this covenant for the quarter ending September 28, 2002 and will seek an amendment to cure the noncompliance. The Company expects to obtain this amendment by September 28, 2002. If the Company does not obtain such amendment, the lender could terminate the credit line and cause the debt to become immediately due and payable. As of July 31, 2002, the Company had approximately $1.7 million outstanding under this facility.

         In August 2002, the Company's largest surety bond provider notified the Company that it is no longer willing to support the Company's surety bond needs at the current level or terms. The related surety bonds total $20.8 million as collateral for the Company's self-insurance program and approximately $14.2 million for general operating purposes. The Company has previously provided $9.6 million of cash collateral and $3.1 million of letter of credit collateral in support of these surety bonds. The Company has proposed a collateral increase in order to retain these surety bond programs with the current provider. If the Company cannot retain its current provider, it will seek alternative providers. The inability to retain the Company's current provider or obtain alternative bonding sources could have a negative impact on the Company's liquidity of up to $22 million.

         On September 20, 2002 the Company issued a press release, which is attached as Exhibit 99.3.

ITEM 7.  EXHIBITS.

Exhibit
Number

  99.1 Amendment Agreement No. 4, dated as of August 9, 2002, to the Receivables Purchase Agreement among HomePride Finance Corp. and GSS Homepride Corp., CIT Group/Sales Financing, Inc., Greenwich Funding Corp., the financial institutions named therein as Banks and Credit Suisse First Boston, New York Branch.

  99.2 Amendment Agreement No. 5, dated as of September 9, 2002, to the Receivables Purchase Agreement among HomePride Finance Corp. and GSS Homepride Corp., CIT Group/Sales Financing, Inc., Greenwich Funding Corp., the financial institutions named therein as Banks and Credit Suisse First Boston, New York Branch.

  99.3            Press release dated September 20, 2002.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CHAMPION ENTERPRISES, INC.



                                    By: /s/ Anthony S. Cleberg
                                        -------------------------------------
                                        Anthony S. Cleberg, Executive Vice
                                        President and Chief Financial Officer




Date:  September 20, 2002

                                INDEX TO EXHIBITS


Exhibit No.                              Description


  99.1 Amendment Agreement No. 4, dated as of August 9, 2002, to the Receivables Purchase Agreement among HomePride Finance Corp. and GSS Homepride Corp., CIT Group/Sales Financing, Inc., Greenwich Funding Corp., the financial institutions named therein as Banks and Credit Suisse First Boston, New York Branch.

  99.2 Amendment Agreement No. 5, dated as of September 9, 2002, to the Receivables Purchase Agreement among HomePride Finance Corp. and GSS Homepride Corp., CIT Group/Sales Financing, Inc., Greenwich Funding Corp., the financial institutions named therein as Banks and Credit Suisse First Boston, New York Branch.

  99.3            Press release dated September 20, 2002.